UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CEDAR REALTY TRUST, INC.

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ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2019

This supplemental information is being provided to shareholders in addition to Cedar Realty Trust, Inc.’s proxy statement dated March 29, 2019, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

Dear Shareholders:

We seek your support at our 2019 annual meeting of stockholders and ask that you vote:

•	FOR Proposal 3, the vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers; and

•	FOR Proposal 4, to approve an amendment to the Company’s 2017 Stock Incentive Plan to increase the number of available shares that may be issued under the plan.

In its April 16, 2019 report, Institutional Shareholder Services (“ISS”) recommended that its clients vote against these proposals. ISS’ recommendations were based primarily on its perception of “pay for performance misalignment” and concerns with a recent equity incentive grant to Bruce Schanzer, our CEO. As described below, we believe the ISS analysis is flawed and is based on material inaccuracies and unequal comparisons.

Proposal 3: Say on Pay

•

Pay/Performance Alignment. The Company strictly enforces performance targets when determining payout on performance-based equity. Nothing demonstrates this more rigorously than Mr. Schanzer’s forfeiture of 1,250,000 shares of restricted stock, (valued at approximately $5.5 million as of the date of forfeiture), in June 2018 at the end of his last contract term for failure to meet pre-defined performance targets.

•

TSR on a one-, three- and five-year basis. The Company’s stock performance in the past few years unfortunately has followed a downward trend among retail REITs generally. Poor selection of peer group analogs, however, has caused ISS to exaggerate the Company’s relative underperformance. For example, several REITs in ISS’ selected peer group invest in different asset classes from the Company altogether, such as multi-family, or industrial, which follow a different economic cycle and are therefore inappropriate comparables. Similarly, ISS’ comparison to the broader Russell 3000 index is inapposite. The Company’s results are much more consistent when compared to retail REITs, and in many important respects, we believe the Company is better positioned, in both its redevelopment and defensive balance sheet strategy, to weather the downturn in the sector.

Notwithstanding the above, our compensation committee still adjusted CEO compensation downward to correlate with performance results. Beginning in 2019, the CEO’s base pay was reduced by $50,000 to $750,000, for 2018 the annual incentive bonus was adjusted to 90% of target payout on the performance-related portion, while 100% was earned based on Company results, and $5.5 million in equity was forfeited, as mentioned above.

•

Recent equity grant. While ISS notes the front-loaded nature of our CEO’s recent equity grants made in connection with his employment agreement renewal, ISS model fails to accommodate the implied amortization of the grant over the new 5-year contract term. Had ISS applied a pro-rated portion of the CEO’s equity grant to its analysis, the multiples on both a relative and absolute basis would have been dramatically lower than those reported by ISS. Furthermore, as ISS has correctly noted, the Company has committed not to grant the CEO any further equity awards for the duration of his contract term.

•

Performance basis for long-term incentives. Half of our CEO’s 1.5 million grant of restricted stock units are performance-based based on TSR targets. The Company continues to believe that absolute TSR is the most appropriate measure of the Company’s long-term performance with respect to CEO compensation because it aligns the interests of our CEO most proximately with stockholders.

•

At-risk nature of awards. The three-year measurement window does not affect the at-risk nature of the award. Rather, it ensures that the measurement date is not unduly weighted toward a single date. 100% of Mr. Schanzer’s equity is at risk if he fails to meet performance targets at the end of both of the measurement windows.

•

Average annual TSR goals. ISS’ conclusion here fails to take into consideration the extremely challenging business environment which pervades the retail sector. The low share price is not indicative of an easy path to performance targets; rather, it highlights the importance of good leadership to achieving value creation in the sector.

As illustrated on p. 35 of the proxy statement, the Company has enjoyed extremely favorable shareholder support for its executive compensation program in recent years. For the reasons above, and those articulated in the proxy statement, we respectfully urge you to vote FOR Proposal 3.

Proposal 4: Amendment to 2017 Stock Incentive Plan

This proposal seeks shareholder approval of an amendment to the 2017 Stock Incentive Plan. If approved, the amendment would authorize an additional 2.0 million shares for issuance, which when issued would dilute current shareholders by 2.2%.

•

Size of Proposed Increase. We are requesting approval of an additional 2,000,000 shares of common stock under the proposed amendment to the 2017 Stock Incentive Plan (the “2017 Plan”), which equates to a shareholder value transfer (new and available shares) of 2.64%, well below the ISS benchmark of 4.68%. As noted above, none of the additional 2,000,000 shares will be used to grant awards to our CEO.

•

Significant Number of Recently Retired Shares. Pursuant to the terms of our plan, which does not permit liberal recycling of shares, the 1.25 million shares recently forfeited by the CEO, as described above, were not added back to shares eligible for issuance. Similarly, shares we reacquire in the open market, such as those repurchased pursuant to the Company’s recent buyback program, will not be added to the reserve pool.

Equity compensation is a critical component of compensation for our executives, employees and non-employee directors and the increased share reserve under the proposed amendment is necessary to attract, retain and motivate executives and employees.

•

Broad Participation. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees; nearly two-thirds of all employees held outstanding equity awards as of March 8, 2019.

•

Effect of Lower Stock Price. As a result of the substantial and unanticipated decline in our stock price, we have been required to make equity grants covering substantially more shares than originally contemplated at the time the 2017 Plan was adopted in order to provide competitive equity awards with comparable value to those awarded before the stock price decline.

While we have considered alternatives to the issuance of equity awards, our Compensation Committee believes equity awards are the most effective mechanism for creating long-term incentives for value generation. Equity awards are also preferable to cash incentive awards because they do not require the near-term use of limited cash resources and further align the interests of our executives, employees and non-employee directors with our stockholders.

•	Plan Features Unchanged. Other than the increased share reserve, all features of the 2017 Plan remain unchanged from the 2017 Plan which was approved by our stockholders at the 2017 annual meeting.

•

Dividends Subject to Forfeiture. Payment of dividends on unvested shares, while common practice among the majority of REITs, was not granted to the CEO in respect of the dividend equivalent rights that accompanied the grant of restricted stock units. Rather, if the units fail to vest, then the equivalent dividend equivalent rights will be forfeited as well.

•

Glass Lewis Recommends a Vote FOR. Significantly, on April 11, 2019, Glass Lewis recommended that stockholders vote to approve the Plan, based on analyses involving comparisons of the Company to 22 of its peers in the real estate industry with an average market capitalization of $479 million, which is comparable to that of the Company.

For the reasons above, and those articulated in the proxy statement, we respectfully urge you to vote FOR proposal 4.

FORWARD-LOOKING STATEMENTS

Certain statements in this letter are forward-looking statements and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements. See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.